Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 spurtell@sftp.com

Six Flags Announces Quarterly Cash Dividend

GRAND PRAIRIE, Texas — August 17, 2017 — Six Flags Entertainment Corporation (NYSE: SIX) announced today that its board of directors declared a quarterly cash dividend of $0.64 per share of common stock payable to shareholders of record as of August 31, 2017. The dividend will be payable September 11, 2017.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.3 billion in revenue and 20 parks across the United States, Mexico and Canada. For 56 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.